Exhibit 10.38

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of December 31, 2010, by and between Bluefly, Inc., a Delaware corporation (the “Company”), and Bradford Matson (“Matson”).

RECITALS

1.           Matson currently serves as Chief Marketing Officer of the Company pursuant to an Employment Agreement between the parties dated August 31, 2009 (the “Original Agreement”).

2.           The Company and Matson desire to amend and restate the Original Agreement in its entirety in order to effect certain amendments that the parties deem advisable in light of recent interpretations promulgated under Section 409A of the Code.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Matson agree as follows:

1.           TERM

The Company hereby agrees to employ Matson as Chief Marketing Officer of the Company, and Matson hereby agrees to serve in such capacity, for a term continuing through September 30, 2012 (as the same may be earlier terminated pursuant to the terms of this Agreement, the “Employment Term”), upon the terms and subject to the conditions contained in this Agreement.

2.           DUTIES

During the Employment Term, Matson shall serve as Chief Marketing Officer of the Company, and shall be responsible for the duties attendant to such office and such other managerial duties and responsibilities with the Company consistent with such office as may be reasonably assigned from time to time by the Chief Executive Officer and/or President of the Company.

The principal location of Matson’s employment shall be in the New York City vicinity (i.e., within a 20 mile radius), although Matson understands and agrees that he will be required to travel from time to time for business reasons.  Matson shall diligently and faithfully perform his obligations under the Agreement and shall devote his full professional and business time to the performance of his duties as Chief Marketing Officer of the Company during the Employment Term.  Matson shall not, directly or indirectly, render business services to any other person or entity, without the consent of the Company's Chief Executive Officer.

3.           BASE SALARY

For services rendered by Matson to the Company during the Employment Term, the Company shall pay him a base salary of $350,000 per year, payable in accordance with the standard payroll practices of the Company, subject to annual increases in the sole discretion of the Chief Executive Officer and the Company's Board of Directors, taking into account the financial and operating performance of the Company's business and divisions and a qualitative assessment of Matson’s performance during such year.

4.           BONUS/OPTIONS

a.           During the Employment Term, Matson shall be eligible to receive a bonus set by the Company’s Board of Directors in its sole discretion and based on such factors as the Board of Directors deems appropriate.  All bonuses shall be paid in accordance with the Company’s standard payroll practices, net of any applicable withholding.  No bonus will be payable under this Section unless Matson is employed as of the date such bonus is paid.

b.           Pursuant to the Original Agreement, the Company has previously issued to Matson options (“Options”) to purchase 10,000 shares of the Company's common stock, $.01 par value (“Common Stock”).  The Options were issued pursuant to, and in accordance with, the Company's 2005 Stock Incentive Plan (the “Plan”).  The Options are Incentive Stock Options (as defined in the Plan) to the extent allowed by law, and are exercisable at a price equal to the Fair Market Value (as defined in the Plan) of the Common Stock on the date of grant.  The Options vest in (36) equal monthly installments, with the first such installment vesting on the one month anniversary of the date of grant; provided, that in the event that Matson’s employment with the Company is terminated without cause (as defined in Section 7(v)) or as a result of a Constructive Termination at any time during the Employment Term, all such options shall be immediately vested.  The Term of each Option is 10 years from the date of grant.  In the event of the termination of Matson's employment for any reason, he shall have 90 days within which to exercise any vested Options and any unvested Options shall be forfeited.  During the Term of this Agreement, Matson shall be eligible to participate in the Company's future stock option grants as determined appropriate by the Committee in its sole discretion.

5.           EXPENSE REIMBURSEMENT AND PERQUISITES

a.           During the Term of this Agreement, Matson shall be entitled to reimbursement of all reasonable and actual out-of-pocket expenses incurred by him in the performance of him services to the Company consistent with corporate policies, if any, provided that the expenses are properly accounted for.  Any such reimbursement will be made to Matson as soon as administratively feasible following submission of such documentation of such expense, but shall be made no later than the calendar year following the calendar year in which such expense is incurred by Matson.  In the event that any such reimbursement is taxable to Matson, such reimbursement shall be made as soon practical upon Matson’s submission of a request to be reimbursed, but in all events such reimbursement will be made prior to the end of the calendar year next following the calendar year in which the applicable expense was incurred.

b.           During each calendar year of the Employment Term, Matson shall be entitled to reasonable vacation with full pay in accordance with they Company’s then-current vacation policies; provided, however, that Matson shall schedule such vacations at times convenient to the Company.

c.           Matson shall be entitled to participate in all health insurance (National Oxford), dental insurance, long-term disability insurance and other employee benefit plans instituted by the Company from time to time on the same terms and conditions as other similarly situated employees of the Company, to the extent permitted by law.  In addition, Matson shall be a covered officer under the Company’s now existing and any future Directors and Officers liability policy.

6.           NON-COMPETITION; NON-SOLICITATION

a.           In consideration of the offer of employment, severance benefits and Options to be granted to Matson hereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, during the Non-Competition Term, Matson shall not, without the prior written consent of the Company, anywhere in the world, directly or indirectly, (i) enter into the employ of or render any services to any Competitive Business; (ii) engage in any Competitive Business for his own account; (iii) become associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; (iv) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by the Company while Matson was employed by the Company; or (v) solicit, interfere with, or endeavor to entice away from the Company, for the benefit of a Competitive Business, any of its customers or other persons with whom the Company has a contractual relationship.  For purposes of this Agreement, a “Competitive Business” shall mean any person, corporation, partnership, firm or other entity which sells or has plans to sell ten (10) or more brands of luxury or high-end designer apparel and/or fashion accessories at prices that are consistently discounted to manufacturer’s suggested retail prices.   However, nothing in this Agreement shall preclude Matson from investing his personal assets in the securities of any corporation or other business entity which is engaged in a Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in him beneficially owning, at any time, more than three percent (3%) of the publicly-traded equity securities of such Competitive

Business.  For purposes of this agreement, the “Non-Competition Term” shall mean a period beginning upon the commencement of the Employment Term and ending on the two (2) year anniversary of the end of the Employment Term.

b.           Matson and the Company agree that the covenants of non-competition and non-solicitation contained in this paragraph 6 are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction, such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended.  Matson agrees that any breach of the covenants contained in this paragraph 6 would irreparably injure the Company.  Accordingly, Matson agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against Matson from any court having jurisdiction over the matter, restraining any further violation of this paragraph 6.

7.           TERMINATION

a.           This Agreement, the employment of Matson, and Matson’s position as Chief Marketing Officer of the Company shall terminate upon the first to occur of:

(i)           his death;

(ii)
his "permanent disability," due to injury or sickness for a continuous period of four (4) months, or a total of eight months in a twenty-four month period (vacation time excluded), during which time Matson is unable in substantial part to attend to his ordinary and regular duties, provided that the Company shall give Matson thirty (30) days’ written notice prior to any such termination;

(iii)
a "Constructive Termination" by the Company during the Employment Term, which, for purposes of this Agreement, shall be deemed to have occurred upon (A) the removal of Matson without his consent from his position as Chief Marketing Officer of the Company, or (B) the material breach by the Company of this Agreement; provided that a Constructive Termination shall not be deemed to have occurred unless: (1) Matson gives the Company notice within ninety (90) days after an event or occurrence which Matson believes constitutes a Constructive Termination, specifying the event or occurrence which Matson believes constitutes a Constructive Termination; and (2) the Company fails to cure such act or failure to act within thirty (30) days after receipt of such notice.

(iv)	the termination of this Agreement at any time without cause by the Company;

(v)
the termination of this Agreement for cause, which, for purposes of this Agreement, shall mean that (1) Matson has been convicted of a felony or any serious crime involving moral turpitude, or engaged in materially fraudulent or materially dishonest actions in connection with the performance of his duties hereunder, or (2) Matson has willfully and materially failed to perform his duties hereunder, or (3) Matson has willfully or negligently breached the terms and provisions of this Agreement in any material respect, or (4) Matson has failed to comply in any material respect with the Company's policies of conduct that have been communicated to him, including with respect to trading in securities, provided that the Company shall provide Matson with at least five (5) business days’ prior written notice of any such failure to comply and an opportunity to cure such failure, to the extent curable; or

(vi)	the termination of this Agreement by Matson, which shall occur on not less than 30 days prior written notice from Matson.

b.           In the event that this Agreement is terminated during the Employment Term pursuant to paragraphs 7(a)(i), 7(a)(ii), 7(a)(v) or 7(a)(vi), the Company shall pay Matson his base salary only through the date of termination.  In the event that this Agreement is terminated during the Employment Term pursuant to paragraphs 7(a)(iii) or 7(a)(iv), the Company shall pay Matson, contingent upon his continued performance of his obligations under Section 6, the then-current base salary for a period of one-hundred eighty (180) days (the “Severance Payments”).  The Severance Payments shall be payable in periodic installments in accordance with the Company's standard payroll practices and will be subject to any applicable withholding, and shall be conditioned upon Matson executing an effective release of any claims against the Company, in a form reasonably satisfactory to the Company, which becomes effective within 60 days of such termination.  The Severance Payments will commence when such release becomes effective; notwithstanding the foregoing, if such 60 day period begins in one calendar year and ends in a subsequent calendar year, the Severance Payments will not commence until the second calendar year.  Except as provided in this paragraph, upon any termination of employment, all other rights Matson may have to base salary, perquisites or other compensation as set forth in paragraphs 3, 4, and/or 5, including, without limitation, bonus payments and unvested Option grants, but excluding any vested Option or any option grant that vests upon such termination pursuant to Section 4(b), shall be forfeited.

c.           Notwithstanding anything herein to the contrary, if any payments due under this Agreement (including, but not limited to any payments related to the Options) would subject Matson to any tax imposed under Section 409A of the Code if such payments were made at the time otherwise provided herein, then the payments that cause such taxation shall be payable in a single lump sum on the first day which is at least six (6) months after the date of Matson’s "separation from service" as set forth in Code Section 409A(2)(A)(i) and the official guidance issued thereunder.

8.           CONFIDENTIALITY

a.           Matson recognizes that the services to be performed by him are special, unique and extraordinary in that, by reason of his employment under this Agreement, he may acquire or has acquired confidential information and trade secrets concerning the operation of the Company, its  predecessors, and/or its affiliates, the use or disclosure of which could cause the Company, or its affiliates substantial loss and damages which could not be readily calculated and for which no  remedy at law would be adequate.  Accordingly, Matson covenants and agrees with the Company that he will not at any time during the Term of this Agreement or thereafter, except in the performance of his obligations to the Company or with the prior written consent of the Board of Directors or as otherwise required by court order, subpoena or other government process, directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his association with the Company.  If Matson shall be required to make such disclosure pursuant to court order, subpoena or other government process, he shall notify the Company of the same, by personal delivery or electronic means, confirmed by mail, within twenty-four (24) hours of learning of such court order, subpoena or other government process and, at the Company's expense (such expenses to be advanced by the Company as reasonably required by Matson), shall (i) take all necessary and lawful steps reasonably required by the Company to defend against the enforcement of such subpoena, court order or government process, and (ii) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.   The term "confidential information" includes, without limitation, information not in the public domain and not previously disclosed to the public or to the trade by the Company's management with respect to the Company's or its affiliates' facilities and methods, trade secrets and other intellectual property, designs, manuals, confidential reports, supplier names and pricing, customer names and prices paid, financial information or business plans.

b.           Matson confirms that all confidential information is and shall remain the exclusive property of the Company.  All memoranda, notes, reports, software, sketches, photographs, drawings, plans, business records, papers or other documents or computer-stored or disk-stored information kept or made by Matson relating to the business of the Company shall be and will remain the sole and exclusive property of the Company and all such materials containing confidential information shall be promptly delivered and returned to the Company immediately upon the termination of his employment with the Company.

c.           Matson shall make full and prompt disclosure to the Company of all inventions, improvements, ideas, concepts, discoveries, methods, developments, software and works of authorship, whether or not copyrightable, trademarkable or licensable, which are created, made, conceived or reduced to practice by Matson while performing his services hereunder to the Company, whether or not during normal working hours or on the premises of the Company and which relate in any manner to the business of the Company (all of which are collectively referred to in this Agreement as "Developments").  All Developments shall be the sole property of the Company, and Matson hereby assigns to the Company, without further compensation, all of his rights, title and interests in and to the Developments and any and all related patents, patent applications, copyrights, copyright applications, trademarks and trade names in the United States and elsewhere.

d.           Matson shall assist the Company in obtaining, maintaining and enforcing patent, copyright and other forms of legal protection for intellectual property in any country. Upon the request of the Company, Matson shall sign all applications, assignments, instruments and papers and perform all acts necessary or desired by the Company in order to protect its rights and interests in any Developments.

e.           Matson agrees that any breach of this paragraph 8 will cause irreparable damage to the Company and that, in the event of such breach, the Company will have, in addition to any and all remedies of law, including rights which the Company may have to damages, the right to equitable relief including, as appropriate, all injunctive relief or specific performance or other equitable relief.  Matson understands and agrees that the rights and obligations set forth in paragraph 8 shall survive the termination or expiration of this Agreement.

9.           REPRESENTATIONS AND WARRANTIES

a.           Matson represents and warrants to the Company that he was advised to consult with an attorney of Matson's own choosing concerning this Agreement.

b.           Matson represents and warrants to the Company that, to the best of his knowledge, the execution, delivery and performance of this Agreement by Matson complies with all laws applicable to Matson or to which his properties are subject and does not violate, breach or conflict with any agreement by which he or his assets are bound or affected.

10.           INDEMNIFICATION

The Company shall indemnify and hold Matson harmless to the fullest extent permitted by law from and against any and all claims, losses, liabilities, damages and expenses including, but not limited to, reasonable attorneys’ fees incurred by, imposed upon or asserted against Matson as a result of or arising out of any acts or omission by Matson in his capacity as an officer, director, employee or consultant of the Company.

11.           GOVERNING LAW; ARBITRATION

This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the internal laws of the State of New York, without giving effect to its conflict of law provisions.  Except as set forth below, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved by arbitration in accordance with the rules of the American Arbitration Association (the “AAA”) then pertaining in the City of New York, New York, by a single arbitrator to be mutual agreed upon by the parties or, if they are unable to so agree, by an arbitrator selected by the AAA.  The parties shall be entitled to a minimal level of discovery as determined by the arbitrator.  The arbitrator shall be empowered to award attorney’s fees and costs if he or he deems such award appropriate.  Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Nothing contained in this paragraph 11 or the remainder of this Agreement shall be construed so as to deny the Company the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach by Matson of the covenants contained in paragraphs 6 and 8 of this Agreement.

12.           ENTIRE AGREEMENT

This Agreement contains all of the understandings between Matson and the Company pertaining to Matson’s employment with the Company, and it supersedes all undertakings and agreements, whether oral or in writing, previously entered into between them, including (without limitation) the Original Agreement.

13.           AMENDMENT OR MODIFICATION; WAIVER

No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing, signed by Matson and by an officer of the Company duly authorized to do so.  Except as otherwise specifically provided in this Agreement, no waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.

14.           NOTICES

Any notice to be given hereunder shall be in writing and delivered personally or sent by overnight delivery or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently designate by like notice:

If to the Company, to:

Bluefly, Inc.
42 West 39th Street
New York, NY 10018
Attn: Chief Executive Officer

If to Matson, to:

at the address then on file in the Company’s payroll system

Any such notice shall be deemed given upon receipt.

16.           SEVERABILITY

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

17.           TITLES

Titles of the paragraphs of this Agreement are intended solely for convenience of reference and no provision of this Agreement is to be construed by reference to the title of any paragraphs.

18.           COUNTERPARTS

This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

BLUEFLY, INC.

By:  __/ s / Melissa Payner-Gregor_
Melissa Payner-Gregor
Chief Executive Officer

EMPLOYEE

__/ s / Bradford Matson_________
Bradford Matson